EXHIBIT 3.1
RESOLUTIONS
OF THE BOARD OF DIRECTORS
OF
SOUTHEAST BANCSHARES, INC.
(the “COMPANY”)
     WHEREAS, the Board of Directors believes it to be in the best interest of the Company to amend the Bylaws to delete the current ownership restrictions and to add certain transfer restrictions with respect to the common stock of the Company.
NOW, THEREFORE, the Board of Directors (the “Board”) of the Company hereby resolves as follows:
BE IT RESOLVED, that Article II, Section 9 of the Bylaws entitled “Ownership Limitation” (the text of which is set forth below) is hereby deleted in its entirety:
Section 9. Ownership Limitation. Except as provided herein, no shareholder shall be permitted to purchase or otherwise acquire more than five percent (5%) of the common stock of the Company; provided, however, that nothing herein shall prohibit any shareholder from receiving by will or by descent or distribution a grant of common stock of the Company which would increase his or her ownership of the common stock to more than five percent (5%); and provided, further, that nothing herein shall prohibit the holder of options or warrants to acquire the common stock of the Company from acquiring such common stock under the terms and provisions of the applicable option agreement even if such exercise of any option would increase the shareholder’s ownership to a percentage in excess of five percent (5%) of the total outstanding shares of the Company. Any shareholder who acquires more than five percent (5%) of the shares of the Company, except as set forth herein, shall be deemed to have a “non-qualifying acquisition”. Any non-qualifying acquisition shall be null and void, and the Company shall have no obligation to transfer such shares or to record such shares on its stock records. Provided, further, that all affiliates of a shareholder (which for the purposes of this Section of the Bylaws of the Company, shall include, in a shareholder’s family, a spouse and dependent children, any corporation or other business entity of which the shareholder or the shareholder’s spouse owns or controls 50% or more of the voting stock or otherwise exercises voting control of the business entity, and shall also include a family limited partnership of which the shareholder is a general or limited partner) may not purchase or otherwise acquire, except as set forth above for individual shareholders, more than nine percent (9%) of the common stock of the Company. Any such non-qualifying acquisition shall be null and void, as provided above.
BE IT FURTHER RESOLVED, that Article II, Section 9 of the Bylaws shall be amended to hereafter provide in its entirety as follows:
Section 9. Transfer Restrictions. A holder of the Company’s common stock who desires to sell or transfer his or her shares must either (i) sell or transfer the offered shares to another existing holder of record of Company’s common stock common stock; or (ii) sell or transfer to any purchaser or transferee, whether or not such person is a current holder or record of Company’s common stock, no fewer than two hundred fifty (250) shares; or (iii) sell or transfer any number of shares so long as such transfer does not increase the total number of holders of record of Company common stock. The Board of Directors of the Company shall be the sole judge of whether any such transfer shall be in compliance with this Section 9 including whether or not such transfer will have the effect of increasing the total number of holders of record of Company common stock. Any purported transfer of Company common stock in contravention of this Section shall be null and void.
FURTHER RESOLVED, that except as specifically provided herein the Bylaws of the Company shall remain in full force and effect and the Chairman, President, Chief Financial Officer, and Secretary of the Company be, and each of them acting alone hereby is, authorized, empowered and directed, for and on behalf of the Company, to take all action, and to execute all agreements, instruments and other documents as each of such officers considers necessary or advisable to effect each of the foregoing actions of this Board and to carry out the purposes thereof, including submission of the foregoing changes to the Bylaws of the Company to the shareholders of the Company for ratification, the taking of any such action and the execution of any such agreement, instrument or document conclusively to evidence the due authorization thereof by the Company.